EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings and a 51% Increase in Quarterly Net Income

BETHESDA, Md., April 25, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record net income of $5.1 million for the first quarter of 2011, a 51% increase over the $3.4 million for the three months ended March 31, 2010. Net income available to common shareholders increased 57% to $4.8 million ($0.24 per basic and diluted common share), as compared to $3.1 million ($0.16 per basic common share and $0.15 per diluted common share) for the same three month period in 2010.

"We are very pleased to report continued strong financial performance for our Company for the first quarter of 2011," noted Ronald D. Paul, Chairman, and Chief Executive Officer of Eagle Bancorp, Inc. "Our first quarter 2011 results represent the ninth consecutive quarter of increasing net income. The Company's financial results in the initial quarter of 2011, as compared to the same quarter in 2010, have been highlighted by balanced growth from both loans and core deposits, favorable and improving net interest margin and enhanced noninterest income derived substantially from higher sales of residential mortgages," added Mr. Paul. "Additionally, the Company has maintained solid asset quality performance during the quarter. As a growth-oriented Company, our financial results reflect the organization's desire and ability to continue lending in the Washington, D.C. metropolitan area and our ability to continue building new and existing client relationships. This is evidenced by a $363 million, or 25% increase in portfolio loans in the past twelve months, by a $350 million or 24% increase in deposits in the past twelve months; and by our ability to successfully manage credit risk in our lending and investment activities," noted Mr. Paul.

New branches in both Washington, D.C. and Northern Virginia in 2011 will further expand the Company's opportunities to add valuable client relationships. A new office in the Gallery Place area adjacent to the Verizon Center in downtown Washington D.C. opened in late January 2011, and two new offices, in the Rosslyn and Ballston areas in Northern Virginia, are planned to open early in the third quarter of 2011.

A continuing trend of quarterly growth in both average loans and deposits together with an improving net interest margin were the primary drivers of increases in revenue and net income for the first quarter 2011. Average loans, including loans held for sale, increased 22% for the three months ended March 31, 2011, as compared to the same period in 2010. Average deposits increased 20% for the three months ended March 31, 2011, due substantially to growth in money market and non-interest bearing demand accounts. Additionally, substantial noninterest income growth from our residential mortgage activity (expanded in April 2010) contributed to revenue growth in the first quarter 2011.

At March 31, 2011, total assets were $2.19 billion compared to $1.83 billion at March 31, 2010, a 19% increase. Total deposits were $1.83 billion at March 31, 2011, a 24% increase over deposits of $1.48 billion at March 31, 2010, while total loans, excluding loans held for sale, increased to $1.79 billion at March 31, 2011, from $1.43 billion at March 31, 2010, a 25% increase. Loans held for sale amounted to $12.4 million at March 31, 2011 as compared to $1.1 million at March 31, 2010, due to the expansion of the residential mortgage division during 2010. The investment portfolio totaled $228.5 million at March 31, 2011, a 10% decrease from the $253.7 million balance at March 31, 2010. Total borrowed funds (excluding customer repurchase agreements) decreased 17% to $49.3 million at March 31, 2011, from $59.3 million at March 31, 2010. Total stockholders' equity increased to $210.1 million at March 31, 2011, from $192.5 million at March 31, 2010. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 11.75% at March 31, 2011. In addition, the tangible common equity ratio (tangible common equity to tangible assets) ended March 31, 2011 at 8.39%.

For the three months ended March 31, 2011, the Company reported an annualized return on average assets (ROAA) of 0.98% as compared to 0.76% for the three months ended March 31, 2010. The annualized return on average common equity (ROAE) for the three months ended March 31, 2011 was 10.49%, as compared to 7.38% for the three months ended March 31, 2010. The increase in these ratios is due primarily to a higher net interest margin in the current period versus 2010, increased noninterest income and improved operating efficiency.

Net interest income increased 25% for the three months ended March 31, 2011 over the same period in 2010, resulting from an increase in the net interest margin and strong balance sheet growth. For the three months ended March 31, 2011, the net interest margin was 4.23% as compared to 3.98% for the three months ended March 31, 2010.

The provision for credit losses was $2.1 million for the three months ended March 31, 2011 as compared to $1.7 million for the three months ended March 31, 2010. At March 31, 2011, the allowance for credit losses represented 1.43% of loans outstanding, as compared to 1.47% at March 31, 2010 and 1.48% at December 31, 2011. The higher provisioning in the first quarter of 2011, as compared to the first quarter of 2010, is attributable to substantially higher loan growth. Net charge-offs of $1.3 million represented 0.30% of average loans, excluding loans held for sale, in the first quarter of 2011, as compared to $1.3 million or 0.36% of average loans, excluding loans held for sale, in the first quarter of 2010. Net charge-offs in the first quarter of 2011 were primarily attributable to charge-offs of construction loans ($574 thousand), commercial real estate loans ($32 thousand), commercial and industrial loans ($335 thousand), and the unguaranteed portion of SBA loans ($347 thousand).

At March 31, 2011, the allowance for credit losses represented 77% of nonperforming loans as compared to 98% at December 31, 2010 and 100% at March 31, 2010. The reduction in the coverage ratio of the allowance reflects the lower risk ratings attributed to the significant loan growth in the first quarter of 2011, and a reduction of the environmental factors in the allowance associated with improved market conditions for commercial real estate in the Washington DC Metropolitan Area. These factors also resulted in a reduced provision for credit losses in the first quarter of 2011 as compared to the fourth quarter of 2010. The level of nonperforming loans was impacted by the addition of one commercial real estate loan in the amount of $12 million placed on nonaccrual in the first quarter of 2011.  This loan is well secured and management expects no loss on this transaction. This combination of factors caused the level of allowance for credit losses relative to nonperforming loans to decline.

At March 31, 2011, the Company's nonperforming assets amounted to $36.7 million, representing 1.68% of total assets, compared to $24.9 million of nonperforming assets, or 1.36% of total assets, at March 31, 2010 and $32.0 million, or 1.53% of total assets, at December 31, 2010. The Company had no accruing loans 90 days or more past due at March 31, 2011, March 31, 2010 or December 31, 2010. One large commercial real estate loan amounting to $12.0 million was placed on nonaccrual in the first quarter of 2011. Management believes the loan is well secured and anticipates no principal loss. Other nonperforming loans, amounting to $7.3 million were resolved in the quarter ending March 31, 2011, including a $3.2 million reduction in other real estate owned (OREO). Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.43% of total loans at March 31, 2011 is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at March 31, 2011 were $3.5 million of other real estate owned ("OREO") as compared to $3.9 million at March 31, 2010 and $6.7 million at December 31, 2010.

Noninterest income for the three months ended March 31, 2011 increased to $2.9 million from $1.2 million for the three months ended March 31, 2010, a 140% increase. This change was due primarily to increases of $1.5 million in gains realized on the sale of residential loans and $100 thousand in gains realized on the sale of SBA loans. Also contributing to the change in noninterest income in 2011 compared to 2010 was an increase of $19 thousand in service fees and a $54 thousand increase in other income. There were no investment gains in either the first quarter of 2011 or 2010.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 58.57% for the first quarter of 2011, as compared to 62.15% for the first quarter of 2010, as the Company enhanced its productivity. As compared to the fourth quarter of 2010, the first quarter efficiency ratio was higher (from 53.98% to 58.57%) due to increases in noninterest expenses and the absence of investment gains in the first quarter 2011, as compared to $497 thousand in the fourth quarter of 2010. Noninterest expenses were $14.3 million for the three months ended March 31, 2011, as compared to $11.5 million for the three months ended March 31, 2010, a 25% increase. Cost increases were incurred for salaries and benefits of $1.6 million due substantially to additional residential mortgage staff, merit increases and increases in incentive compensation. Premises and equipment expenses were $101 thousand lower due primarily to the consolidation of two branches during 2010. Legal, accounting, and professional fees increased $562 thousand substantially due to higher problem loan collection costs. Other expenses increased by $583 thousand, with $183 thousand due to the operating and disposition costs of OREO properties. FDIC insurance premiums were $109 thousand higher due to substantially higher deposit balances and increased costs of the Transaction Account Guarantee program.

At March 31, 2011, the Company had a total risk based capital ratio of 11.75%, a Tier 1 risk based capital ratio of 10.03%, and a Tier 1 leverage ratio of 9.44%, all measures substantially above the regulatory requirements for well capitalized status.

The financial information which follows provides more detail on the Company's financial performance for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the first quarter 2011 financial results on Tuesday, April 26, 2011 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 58139972, or by accessing the call on the Company's website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company's website through May 10, 2011.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)	Three Months Ended
	March 31,
	2011	2010
Income Statements:	(Unaudited)	(Unaudited)
Total interest income	$ 26,296	$ 22,508
Total interest expense	4,790	5,285
Net interest income	21,506	17,223
Provision for credit losses	2,116	1,689
Net interest income after provision for credit losses	19,390	15,534
Noninterest income (before investment gains)	2,933	1,222
Investment gains	--	--
Total noninterest income	2,933	1,222
Total noninterest expense	14,313	11,463
Income before income tax expense	8,010	5,293
Income tax expense	2,874	1,902
Net income	5,136	3,391
Preferred stock dividends and discount accretion	320	320
Net Income Available to Common Shareholders	$ 4,816	$ 3,071

Per Share Data:
Earnings per weighted average common share, basic	$ 0.24	$ 0.16
Earnings per weighted average common share, diluted	$ 0.24	$ 0.15
Weighted average common shares outstanding, basic	19,716,814	19,609,197
Weighted average common shares outstanding, diluted	20,215,244	19,951,246
Actual shares outstanding	19,811,532	19,633,763
Book value per common share at period end	$ 9.46	$ 8.66
Tangible book value per common share at period end (1)	$ 9.25	$ 8.44

Performance Ratios (annualized):
Return on average assets	0.98%	0.76%
Return on average common equity	10.49%	7.38%
Net interest margin	4.23%	3.98%
Efficiency ratio (2)	58.57%	62.15%

Other Ratios:
Allowance for credit losses to total loans	1.43%	1.47%
Allowance for credit losses to total nonperforming loans	77.11%	100.33%
Allowance for credit losses to total nonperforming assets	75.29%	57.67%
Nonperforming loans to total loans	1.85%	1.47%
Nonperforming assets to total assets	1.68%	1.36%
Net charge-offs (annualized) to average loans	0.30%	0.36%
Common equity to total assets	8.58%	9.28%
Tier 1 leverage ratio	9.44%	10.00%
Tier 1 risk based capital ratio	10.03%	11.77%
Total risk based capital ratio	11.75%	13.50%
Tangible common equity to tangible assets (1)	8.39%	9.06%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 443,251	$ 360,865
Commercial real estate - owner occupied	$ 226,322	$ 187,642
Commercial real estate - income producing	$ 671,858	$ 538,200
1-4 Family mortgage	$ 19,661	$ 10,189
Construction - commercial and residential	$ 334,661	$ 237,992
Home equity	$ 88,551	$ 86,905
Other consumer	$ 5,780	$ 5,429

Average Balances (in thousands):
Total assets	$ 2,122,677	$ 1,815,383
Total earning assets	$ 2,063,557	$ 1,753,989
Total loans held for sale	$ 19,532	$ 1,204
Total loans	$ 1,713,854	$ 1,405,700
Total deposits	$ 1,764,373	$ 1,472,061
Total borrowings	$ 140,456	$ 146,638
Total stockholders' equity	$ 208,833	$ 191,393
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
GAAP Reconciliation
(dollars in thousands except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Common stockholders' equity	$ 187,490	$ 170,016
Less: Intangible assets	(4,330)	(4,347)
Tangible common equity	$ 183,160	$ 165,669

Book value per common share	$ 9.46	$ 8.66
Less: Intangible book value per common share	(0.21)	(0.22)
Tangible book value per common share	$ 9.25	$ 8.44

Total assets	$ 2,186,268	$ 1,832,991
Less: Intangible assets	(4,330)	(4,347)
Tangible assets	$ 2,181,938	$ 1,828,644

Tangible common equity ratio	8.39%	9.06%
Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$ 22,768	$ 12,414	$ 25,987
Federal funds sold	74,210	34,048	66,839
Interest bearing deposits with banks and other short-term investments	10,187	11,652	7,541
Investment securities available for sale, at fair value	228,507	228,048	253,740
Federal Reserve and Federal Home Loan Bank stock	10,406	9,528	10,417
Loans held for sale	12,459	80,571	1,089
Loans	1,790,084	1,675,500	1,427,223
Less allowance for credit losses	(25,582)	(24,754)	(21,045)
Loans, net	1,764,502	1,650,746	1,406,178
Premises and equipment, net	10,217	9,367	8,711
Deferred income taxes	14,302	14,471	11,909
Bank owned life insurance	13,443	13,342	13,022
Intangible assets, net	4,330	4,188	4,347
Other real estate owned	3,529	6,701	3,906
Other assets	17,408	14,294	19,305
Total Assets	$ 2,186,268	$ 2,089,370	$ 1,832,991

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 402,041	$ 400,291	$ 291,714
Interest bearing transaction	61,219	61,771	48,865
Savings and money market	780,386	737,071	624,197
Time, $100,000 or more	370,326	344,747	321,003
Other time	212,908	182,918	191,160
Total deposits	1,826,880	1,726,798	1,476,939
Customer repurchase agreements	89,753	97,584	97,837
Other short-term borrowings	--	--	10,000
Long-term borrowings	49,300	49,300	49,300
Other liabilities	10,216	10,972	6,450
Total liabilities	1,976,149	1,884,654	1,640,526

Stockholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at each period, discount of $554, $601 and $734 respectively, net	22,629	22,582	22,449
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,811,532, 19,700,387 and 19,633,763, respectively	197	197	196
Warrant	946	946	946
Additional paid in capital	130,703	130,382	129,434
Retained earnings	53,349	48,551	36,288
Accumulated other comprehensive income	2,295	2,058	3,152
Total stockholders' equity	210,119	204,716	192,465
Total Liabilities and Stockholders' Equity	$ 2,186,268	$ 2,089,370	$ 1,832,991
EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Three Month Periods Ended March 31, 2011 and 2010 (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,
Interest Income	2011	2010
Interest and fees on loans	$ 24,615	$ 20,462
Interest and dividends on investment securities	1,620	1,977
Interest on balances with other banks and short-term investments	19	33
Interest on federal funds sold	42	36
Total interest income	26,296	22,508
Interest Expense
Interest on deposits	4,111	4,538
Interest on customer repurchase agreements	150	183
Interest on short-term borrowings	--	18
Interest on long-term borrowings	529	546
Total interest expense	4,790	5,285
Net Interest Income	21,506	17,223
Provision for Credit Losses	2,116	1,689
Net Interest Income After Provision For Credit Losses	19,390	15,534

Noninterest Income
Service charges on deposits	749	730
Gain on sale of loans	1,701	54
Increase in the cash surrender value of bank owned life insurance	101	110
Other income	382	328
Total noninterest income	2,933	1,222
Noninterest Expense
Salaries and employee benefits	7,311	5,675
Premises and equipment expenses	1,991	2,092
Marketing and advertising	234	247
Data processing	689	615
Legal, accounting and professional fees	1,136	574
FDIC insurance	743	634
Other expenses	2,209	1,626
Total noninterest expense	14,313	11,463
Income Before Income Tax Expense	8,010	5,293
Income Tax Expense	2,874	1,902
Net Income	5,136	3,391
Preferred Stock Dividends and Discount Accretion	320	320
Net Income Available to Common Shareholders	$ 4,816	$ 3,071

Earnings Per Common Share
Basic	$ 0.24	$ 0.16
Diluted	$ 0.24	$ 0.15
EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended March 31,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 10,395	$ 19	0.74%	$ 7,558	$ 33	1.77%
Loans held for sale (1)	19,532	206	4.28%	1,204	15	5.05%
Loans (1) (2)	1,713,854	24,409	5.78%	1,405,700	20,447	5.90%
Investment securities available for sale (1)	237,579	1,620	2.77%	269,437	1,977	2.98%
Federal funds sold	82,197	42	0.21%	70,090	36	0.21%
Total interest earning assets	2,063,557	26,296	5.17%	1,753,989	22,508	5.20%

Total noninterest earning assets	83,998			82,214
Less: allowance for credit losses	24,878			20,820
Total noninterest earning assets	59,120			61,394
TOTAL ASSETS	$2,122,677			$1,815,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 61,479	$ 63	0.42%	$ 50,557	$ 33	0.26%
Savings and money market	754,699	1,909	1.03%	625,639	2,085	1.35%
Time deposits	550,004	2,139	1.58%	507,089	2,420	1.94%
Total interest bearing deposits	1,366,182	4,111	1.22%	1,183,285	4,538	1.56%
Customer repurchase agreements	91,156	150	0.67%	87,338	183	0.85%
Other short-term borrowings	--	--	--	10,000	18	0.73%
Long-term borrowings	49,300	529	4.35%	49,300	546	4.49%
Total interest bearing liabilities	1,506,638	4,790	1.29%	1,329,923	5,285	1.61%

Noninterest bearing liabilities:
Noninterest bearing demand	398,191			288,776
Other liabilities	9,015			5,291
Total noninterest bearing liabilities	407,206			294,067

Stockholders' equity	208,833			191,393
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,122,677			$1,815,383

Net interest income		$ 21,506			$ 17,223
Net interest spread			3.88%			3.59%
Net interest margin			4.23%			3.98%

(1) Interest and fees on loans and investments exclude tax equivalent adjustments.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $760 thousand and
$536 thousand for the three months ended March 31, 2011 and 2010, respectively.
Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2011	2010	2010	2010	2010	2009	2009	2009
Total interest income	$ 26,296	$ 26,040	$ 24,421	$ 23,689	$ 22,508	$ 22,413	$ 21,426	$ 20,432
Total interest expense	4,790	4,753	4,722	5,072	5,285	5,685	6,408	6,112
Net interest income	21,506	21,287	19,699	18,617	17,223	16,728	15,018	14,320
Provision for credit losses	2,116	3,556	1,962	2,101	1,689	2,528	1,857	1,718
Net interest income after provision for credit losses	19,390	17,731	17,737	16,516	15,534	14,200	13,161	12,602
Noninterest income (before investment gains or losses)	2,933	3,180	2,073	1,437	1,222	1,275	1,486	1,698
Investment gains (losses)	--	497	260	573	--	1	--	1,405
Total noninterest income	2,933	3,677	2,333	2,010	1,222	1,276	1,486	3,103
Salaries and employee benefits	7,311	7,318	6,549	5,969	5,675	5,412	5,128	5,044
Premises and equipment	1,991	1,735	2,021	2,612	2,092	1,843	1,798	1,827
Marketing and advertising	234	139	391	281	247	314	228	242
Other expenses	4,777	4,283	3,968	4,275	3,449	3,058	3,126	4,460
Total noninterest expense	14,313	13,475	12,929	13,137	11,463	10,627	10,280	11,573
Income before income tax expense	8,010	7,933	7,141	5,389	5,293	4,849	4,367	4,132
Income tax expense	2,874	2,879	2,375	1,942	1,902	1,898	1,625	1,481
Net income	5,136	5,054	4,766	3,447	3,391	2,951	2,742	2,651
Preferred stock dividends and discount accretion	320	328	327	324	320	540	595	589
Net Income Available to Common Shareholders	$ 4,816	$ 4,726	$ 4,439	$ 3,123	$ 3,071	$ 2,411	$ 2,147	$ 2,062

Per Share Data:
Earnings per weighted average common share, basic	$ 0.24	$ 0.24	$ 0.22	$ 0.16	$ 0.16	$ 0.12	$ 0.16	$ 0.16
Earnings per weighted average common share, diluted	$ 0.24	$ 0.23	$ 0.22	$ 0.16	$ 0.15	$ 0.12	$ 0.15	$ 0.16
Weighted average common shares outstanding, basic	19,716,814	19,897,713	19,874,596	19,641,247	19,609,197	19,521,574	13,504,539	12,750,496
Weighted average common shares outstanding, diluted	20,215,244	20,345,515	20,230,063	20,071,945	19,951,246	19,779,726	13,794,355	12,887,964
Actual shares outstanding	19,811,532	19,700,387	19,671,797	19,652,918	19,633,763	19,534,226	19,505,339	12,763,940
Book value per common share at period end	$ 9.46	$ 9.25	$ 9.14	$ 8.87	$ 8.66	$ 8.48	$ 8.46	$ 8.52

Performance Ratios (annualized):
Return on average assets	0.98%	0.96%	0.96%	0.73%	0.76%	0.68%	0.67%	0.70%
Return on average common equity	10.49%	9.89%	9.89%	7.27%	7.38%	5.76%	7.30%	7.58%
Net interest margin	4.23%	4.18%	4.10%	4.10%	3.98%	3.96%	3.77%	3.91%
Efficiency ratio (1)	58.57%	53.98%	58.68%	63.69%	62.15%	59.02%	62.29%	66.42%

Other Ratios:
Allowance for credit losses to total loans (2)	1.43%	1.48%	1.45%	1.45%	1.47%	1.47%	1.51%	1.50%
Nonperforming loans to total loans	1.85%	1.51%	1.61%	1.68%	1.47%	1.57%	1.73%	2.36%
Nonperforming assets to total assets	1.68%	1.53%	1.46%	1.49%	1.36%	1.50%	1.63%	2.14%
Net charge-offs (annualized) to average loans	0.30%	0.26%	0.39%	0.38%	0.36%	0.54%	0.48%	0.35%
Tier 1 leverage ratio	9.44%	9.32%	9.66%	9.84%	10.00%	10.29%	11.68%	8.96%
Tier 1 risk based capital ratio	10.03%	9.91%	10.88%	11.15%	11.77%	11.82%	13.65%	9.91%
Total risk based capital ratio	11.75%	11.64%	12.66%	12.85%	13.50%	13.57%	15.57%	12.05%

Average Balances (in thousands):
Total assets	$ 2,122,677	$ 2,079,392	$ 1,964,827	$ 1,881,761	$ 1,815,383	$ 1,732,168	$ 1,631,200	$ 1,518,979
Total earning assets	$ 2,063,557	$ 2,021,492	$ 1,907,900	$ 1,821,943	$ 1,753,989	$ 1,677,573	$ 1,579,603	$ 1,468,296
Total loans held for sale	$ 19,532	$ 32,367	$ 18,295	$ 3,976	$ 1,204	$ 3,999	$ 4,790	$ 5,652
Total loans	$ 1,713,854	$ 1,640,205	$ 1,534,959	$ 1,485,349	$ 1,405,700	$ 1,348,077	$ 1,312,895	$ 1,291,982
Total deposits	$ 1,764,373	$ 1,710,088	$ 1,610,813	$ 1,529,498	$ 1,472,061	$ 1,381,305	$ 1,321,405	$ 1,164,978
Total borrowings	$ 140,456	$ 154,950	$ 146,711	$ 151,240	$ 146,638	$ 141,406	$ 146,819	$ 199,479
Total stockholders' equity	$ 208,833	$ 206,191	$ 200,556	$ 194,866	$ 191,393	$ 202,004	$ 153,171	$ 145,492

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT:  Eagle Bancorp, Inc.
          Michael T. Flynn
          301.986.1800